Exhibit 10.40

MULTI-UNIT DEVELOPMENT AGREEMENT

THIS MULTI-UNIT DEVELOPMENT AGREEMENT (this “Agreement”) is entered as of January 22, 2022 (the “Effective Date”), by and between Can B Corp each a Florida corporation (“Tenant”), and (“Guarantor”) with offices at 960 South Broadway Suite 120 Hicksville, NY 11801 United States and Jameson, LLC, a Tennessee limited liability company dba American Development Partners (together with its subsidiaries, related parties, successors-in-interests, and affiliates, “Developer”). Tenant and Developer may be referred to herein separately as a “Party” and together as the “Parties”.

WHEREAS Developer is a developer of real property; and

WHEREAS, Tenant is the operator of Health & Wellness products and CBD Lounge, and or other medical wellness concepts.

WHEREAS the Parties acknowledge that Developer shall receive a Developer’s Fee (as hereinafter defined) in connection with each Qualified Project (as hereinafter defined); and

WHEREAS Tenant and Developer desire to enter into a mutually beneficial multi-unit development and DEVELOPMENT plan, all on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, promises and undertakings set forth in this Agreement and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be bound by this Agreement, agree as follows:

1. Definitions. The terms have the following meanings as used in this Agreement:

(a) “Agreement” shall have the meaning set forth in the recitals.

(b) “Area Development Agreement” means the development regions dedicated by American Development Partners.

(c) “Building” means the building and other improvements to be constructed as part of the Project.

(d) “Concept” means Health & Wellness products and CBD Lounge, and or other medical wellness concept

(e) “Confidential Information” shall have the meaning set forth in Section 5 below.

(f) “Developer” shall have the meaning set forth in the recitals.

(g) “Developer’s Fee” means a fixed overhead fee equal to ten percent (10%) of the Total Development Costs.

(h) “Effective Date” shall have the meaning set forth in the recitals.

(i) “Franchisor” means the franchisor of the Concept.

(j) “Landlord” means the landlord under the applicable Lease Agreement.

(k) “Lease Agreement” shall have the meaning set forth in Section 3 below.

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(l) “Party” shall have the meaning set forth in the recitals.

(m) “Project” means a real estate project for the acquisition, development and development of real estate for use and operation as the Concept.

(n) “Property” means real property that is the subject of the Project.

(o) “Land Cost” means the gross purchase price paid by Landlord to acquire the Property.

(p) “Qualified Project” means a Project that satisfies the following conditions (all as determined in the reasonable discretion of the Developer, Franchisor and Tenant):

i.	Developer has entered into a valid and binding contract to purchase the Property.

ii.	All material approvals from the Franchisor of the Concept have been obtained including as Guarantor of the Lease Agreements for the Qualified Project.

iii.	Developer has identified an investor to acquire the Property (the “Investor”).

iv.	The Investor has approved the Project.

v.	The Investor has secured financing with respect to the acquisition and development of the Property, including, but not limited to, a loan commitment or equity approval.

vi.	Tenant has obtained Board of Director’s approval to move forward with the Qualified Project.

(q) “Rent Factor” shall have the meaning set forth in Section 3(a) below.

(r) “Representatives” shall have the meaning set forth in Section 6 below.

(s) “Tenant” shall have the meaning set forth in the recitals.

(t) “Total Development Costs” means all direct or indirect costs incurred in connection with the acquisition and development of the Property and construction of the Building with respect to a Qualified Project, including, without limitation, construction costs; architectural design, engineering design; legal and accounting fees; project management expenses; assessments; permits; utility and impact fees; soils investigations; environmental studies; appraisal fees; financing fees, interest and costs; travel; bond premiums and insurance; brokerage fees and all other costs that are typically incurred in construction or development.

(u) “Tenant” shall have the meaning set forth in the recitals.

(v) “Exclusive developer” means the sole developer and equity source to develop Health & Wellness products and CBD Lounge, and or other medical wellness concept Units for tenant

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2. Qualified Projects. During the Term of this Agreement, Developer shall use commercially reasonable efforts to present Tenant with Qualified Projects. During the Term of this Agreement:

(a) Tenant may enter into fifty (50) Lease Agreements (the “Tenant Commitment”) with an option for one hundred (50) additional units with anticipated development costs to be approximately $4,000,000.00 per unit (actual costs will vary based on individual projects) for a total initial commitment of approximately $200,000,000.00 and option for an additional $200,000,000.00

Provided that each Lease Agreement relates to a Qualified Project. Developer has the exclusive development rights to develop single tenant Health & Wellness products and CBD Lounge and or other medical wellness concepts to be developed nationally for tenant. Tenant has the exclusive operator and tenant rights to operate any new single tenant Health & Wellness products and CBD Lounge, and or other medical wellness concept nationally for developer. Tenant and or associated company reserves the right but not the obligation to directly fund the capital and or participate in the capital for real estate to developer.

3. Lease Agreements. If Developer presents Tenant with a Qualified Project, then, within thirty (30) days after the date upon which Developer presents Tenant with a Qualified Project, Tenant and Landlord shall enter into a lease agreement for the Property (each, a “Lease Agreement”), which lease shall include the following terms and provisions, among others (unless otherwise agreed upon in writing by the Developer): All total project cost including land and developer fee X Rent Factor factored at a 10 CAP to be determined per project.

(a) Base rent during the first year of the lease term shall be equal to the product of a percentage (the “Rent Factor”) multiplied by the sum of the Total Project Cost (TPC) The Rent Factor shall be equal to, at the effective date of the applicable Lease Agreement. The resulting initial base rent during the first year of the lease term shall equal base rent during the first year of the lease term shall be equal to the product of a percentage (the “Rent Factor”) multiplied by the sum of the Total Development Costs, the Land Cost and the Developer’s Fee. The Rent Factor shall be equal to, at the effective date of the applicable Lease Agreement. The resulting initial base rent during the first year of the lease term shall equal: (Total Development Costs + Land Cost + Developer’s Fee) X Rent Factor.

(b) Base rent shall increase two percent (2%) annually.

(c) The lease shall be a triple net lease. Tenant shall pay insurance, taxes, common area maintenance charges and shall pay for and perform all maintenance with respect to the Building and the Property.

(d) The initial term of lease shall be 20 years with 2 renewal options of five years each.

(e) The term of the lease shall commence upon the date that the lease is executed by Tenant and Landlord.

(f) The rent commencement date shall be the date that a certificate of occupancy is issued for the building.

(g) A security deposit in the amount of the first month’s base rent shall be due in connection with the lease.

(h) Guarantor – CANB Corp. must be a dual endorsement on every contract (Meaning publicly traded company and HOLDCO) until the terms below are achieved:

(i) CANB Corp or the Publicly traded company will co-sign all leases for the full 20 year term nd any renewal terms.

(j) Lease Agreement shall be contingent upon Landlord acquiring fee simple title to the Property.

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4. Term; Termination.

(a) The term of this Agreement (“Term”) shall commence on the Effective Date and shall terminate on the earlier of (i) the date that is ten (10) years after the execution of the Area Development Agreement and (ii) the date that Tenant satisfies the Tenant Commitment (iii)

(b) Any Party may terminate this Agreement, effective upon written notice to the other Party (the “Defaulting Party”), if the Defaulting Party:

i. Breaches this Agreement, and such breach is incapable of cure, or with respect to a breach capable of cure, the Defaulting Party does not cure such breach within 30 days after receipt of written notice of such breach.

ii. Becomes insolvent or admits its inability to pay its debts generally as they become due.

iii. Becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within seven business days or is not dismissed or vacated within 45 days after filing.

iv. Is dissolved or liquidated or takes any corporate action for such purpose.

v. Makes a general assignment for the benefit of creditors.

vi. Has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business?

vii. Developer will find land and submit to franchisor, capital partners and tenant for approval. It is the desire of developer to turn in a minimum of 30 sites for develop annually however developer does not control the approval by franchisor and or equity partner. Tenant must remain financially sound and profitable.

5. Confidential Information. The Parties shall maintain and receive in the strictest confidence all information (whether written or oral), which is in the nature of a trade secret or is the confidential business information of the other Party hereto (“Confidential Information”); provided, however, the Parties shall be permitted to share the Confidential Information with any affiliate, related party or any of their respective members, managers, officer, directors, independent contractors, or employees, and its attorneys, agents and representatives. The Parties hereto shall keep confidential the existence of this Agreement and the terms and conditions contained herein as well as anything that has been revealed or discussed during the negotiations preceding this Agreement. This Section shall survive the termination of this Agreement. Notwithstanding the foregoing, no obligation of confidentiality applies to any information of either Party obtained by the other which is: (a) in the public domain, other than by a breach of this Agreement on the part of the recipient, (b) rightfully received without any obligation of confidentiality, (c) independently developed, or (d) already possessed without obligation of confidentiality.

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6. Non-Circumvention. Tenant and Guarantor agree that during the Term of this Agreement and for a period of 2 years thereafter, Tenant and Guarantor shall not circumvent, nor attempt to circumvent, nor permit any affiliate, related party or any of their respective members, managers, officer, directors, independent contractors, or employees (collectively, “Representatives”) to circumvent, or attempt to circumvent Developer’s relationship with the Franchisor or any other parties Developer introduces to Tenant or Guarantor in connection with the Qualified Projects presented during the Term or any franchisor of an Excluded Concept. For the avoidance of doubt, Tenant and Guarantor shall not enter into any area development agreements, franchise agreements or other similar agreements for the Concept or any of the Excluded Concepts without the prior written consent of the Developer, which can be withheld in Developer’s sole and absolute discretion. Tenant and Guarantor acknowledge that the restrictions contained in this Section are reasonable for the protection of Developer, its relationships and business operations. The Parties expressly intend that the protections afforded by this Section shall survive any termination hereof.

7. Indemnification.

(a) Tenant and Guarantor, jointly and severally, hereby agree to indemnify, defend and hold harmless Developer and its affiliates, employees, officers, directors, partners, shareholders, members, agents, attorneys, third-party advisors, successors and permitted assigns (collectively, the “Developer Indemnified Parties”) in respect of any and all claims, losses and expenses which may be incurred by the Developer Indemnified Parties arising out of: (i) any breach by Tenant or Guarantor of any of their respective representations, warranties, covenants or agreements made in this Agreement; and (ii) any action, suit, proceeding, assessment or judgment arising out of or incident to any of the matters indemnified against in this Section, including reasonable fees and disbursements of counsel (regardless of whether trial is instituted and at trial or in appellate proceedings).

(a) Developer hereby agrees to indemnify, defend and hold harmless Tenant and Guarantor and their respective affiliates, employees, officers, directors, partners, shareholders, members, agents, attorneys, third-party advisors, successors and permitted assigns (collectively, the “Tenant Indemnified Parties”) in respect of any and all claims, losses and expenses which may be incurred by the Tenant Indemnified Parties arising out of: (i) any breach by Developer of any of Developer’s representations, warranties, covenants or agreements made in this Agreement; and (ii) any action, suit, proceeding, assessment or judgment arising out of or incident to any of the matters indemnified against in this Section, including reasonable fees and disbursements of counsel (regardless of whether trial is instituted and at trial or in appellate proceedings).

8. Remedies. If the Tenant or Guarantor breaches or threatens to breach any provision of this Agreement, the Developer shall be entitled to seek injunctive relief in any court of competent jurisdiction for the breach or threatened breach of this Agreement in addition to any other remedies in law or equity. Tenant will not raise the defense of an adequate remedy at law. This provision does not alter any other remedies available to either Party.

9. Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

10. No Assignment. This Agreement may not be assigned by Tenant or Guarantor, in whole or in part, without the prior written consent of Developer, which consent may be withheld in Developer’s sole discretion. This Agreement may not be assigned by Developer, in whole or in part, without the prior written consent of Tenant, which consent will not be unreasonably withheld.

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11. Governing Law. This Agreement shall be construed under the substantive laws of the State of Tennessee, without regard to the conflict of law provisions and exclusive venue for any action arising under this Agreement shall lie solely in Tennessee.

12. Severability. If any provision of this Agreement is inconsistent or contrary to any applicable law, rule or regulation, then said provisions shall be deemed to be modified to the extent required to comply with said law, rule or regulation and as so modified, said provision and this Agreement shall continue in full force and effect.

13. Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement or any other document delivered pursuant to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs from the other party to the action or proceeding. For purposes of this Agreement, the “prevailing party” shall be deemed to be that party who obtains substantially the result sought, whether by settlement, mediation, judgment or otherwise, and “attorneys’ fees” shall include, without limitation, the actual attorneys’ fees incurred in retaining counsel for advice, negotiations, suit, appeal or other legal proceeding, including mediation and arbitration.

14. Entire Agreement; Modifications. This Agreement constitutes the full and complete understanding and agreement of the Parties with respect to the subject matter covered herein and supersedes all prior and contemporaneous oral or written understandings and agreements with respect thereto. This Agreement may be modified only by a written amendment signed by the authorized representatives of the Parties.

15. Notices. Any notice under this Agreement will be in writing and will be deemed to have been duly given when delivered personally, or three (3) days after such notice is deposited in the United States mail, registered, postage prepaid or one (1) business day after such notice is deposited with a nationally recognized overnight courier, and addressed to each Party at such Party’s address shown on the signature page to this Agreement, or to such other address as a Party may have theretofore designated in writing to the other Party.

16. Counterparts. This Agreement may be executed in counterparts that together shall constitute a single agreement. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail in “portable document format” form shall have the same effect as physical delivery of the paper document bearing the original signature.

17. WAIVER OF JURY TRIAL. EACH PARTY, AS A CONDITION OF ITS RIGHT TO ENFORCE OR DEFEND ANY RIGHT UNDER OR IN CONNECTION WITH THIS AGREEMENT, WAIVES ANY RIGHT TO A TRIAL BY JURY AND AGREES THAT ANY ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

18. Further Assurances. Each Party agrees to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken all such further or other actions as are reasonably necessary or desirable upon the request of any other Party to more fully effectuate the purposes and intent of this Agreement.

19. Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties and their respective successors and permitted assigns.

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20. Force Majeure. Any delay or failure of any Party to perform its obligations under this Agreement will be excused to the extent that the delay or failure was caused directly by an event beyond such Party’s control, without such Party’s fault or negligence and that by its nature could not have been foreseen by such Party or, if it could have been foreseen, was unavoidable (which events may include natural disasters, embargoes, explosions, riots, wars, or acts of terrorism) (each, a “Force Majeure Event”). Tenant’s or Guarantor’s financial inability to perform, changes in cost or availability of materials, components or services, market conditions, or supplier actions or contract disputes will not excuse performance by Tenant or Guarantor under this Section. Tenant and Guarantor shall give Developer prompt written notice of any event or circumstance that is reasonably likely to result in a Force Majeure Event, and the anticipated duration of such Force Majeure Event. Tenant and Guarantor shall use all diligent efforts to end the Force Majeure Event, ensure that the effects of any Force Majeure Event are minimized and resume full performance under this Agreement.

21. Authority. Each Party represents and warrants that (a) it has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder, (b) this Agreement is the binding legal obligation of such Party, enforceable against such Party in accordance with its terms, and (c) in performing this Agreement, it will materially comply in all respects with all applicable laws and regulations.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

GUARANTOR / Tenant

CANB CORP.

By:
Name:
Title:

Address:

[Signatures continue on the following page.]

[Signature Page to Multi-Unit Leasing Agreement]

DEVELOPER:

JAMESON, LLC d/b/a AMERICAN DEVELOPMENT PARTNERS

By:
Name:
Title:

Address:

PO BOX 681982
Franklin, TN 37064
Attn: Manny Butera

With copy to:

Trenam Law
101 E. Kennedy Blvd., Suite 2700
Tampa, FL 33602
Attn: Michael J. Reeves, Esq.

[Signature Page to Multi-Unit Leasing Agreement]